FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 16, 2008	Vito S. Pantilione, President and CEO
Robert A. Kuehl, Senior Vice President, CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES RECORD

FIRST QUARTER EARNINGS

Washington Township, New Jersey- April 16, 2008- Parke Bancorp Inc. (Nasdaq: “PKBK”), announced net income for the first quarter of 2008 of $1.3 million, representing an increase of $22,000, or 1.7%, above the comparable quarter of 2007. Diluted earnings per share amounted to $0.31 for each of the first quarters of 2008 and 2007. The increase was driven by continued growth in earning assets, mainly loans, during the past year and the first quarter of 2008.

Total assets amounted to $510.0 million at March 31, 2008 and increased $49.2 million, or 10.7%, from $460.8 million at December 31, 2007. The increase was primarily associated with loan growth, but was also attributable to increased investment securities and higher level of cash and cash equivalents to provide increased liquidity. Total loans at March 31, 2008 were $434.1 million, which increased by $25.7 million, or 6.3%, from $408.4 million at December 31, 2007. The increase was concentrated in commercial loan growth due to continued strong business development. Investment securities amounted to $38.6 million at March 31, 2008 as compared to $32.2 million at December 31, 2007.

At March 31, 2008 total deposits of $423.1 million reflected an increase of $43.7 million, or 11.5%, from the December 31, 2007 level of $379.5 million. While all deposit categories including interest-bearing and noninterest-bearing demand deposits, money market accounts and savings deposits experienced growth during the quarter, the increase occurred primarily in time deposits. Borrowings totaled $45.3 million at March 31, 2008 and increased by $5.0 million from the level of $40.3 million at December 31, 2007 due to an increased reliance on competitively priced Federal Home Loan Bank advances. At March 31, 2008, total capital, which amounted to $37.2 million, increased by $819,000, or 2.3%, from the December 31, 2007 level.

Net interest income of $3.9 million for the quarter ended March 31, 2008, increased by $392,000, or 11.1% from the comparable quarter of 2007. The increase was mainly attributable to an increase in average interest-earning assets, primarily loans, which was partially offset by a decline in the net interest margin. Interest income of $8.9 million increased $1.5 million, or 19.8%, from the comparable quarter of 2007 due to an increase in average interest-earning assets of $108.3 million that was partially offset by a decline in the yield on average interest-earning assets. The yield on average interest-earning assets declined by 68 basis points from 8.20% in the first quarter of 2007 to 7.52% in the first quarter of 2008.

Interest expense of $5.0 million for the quarter ended March 31, 2008, increased $1.1 million, or 27.8%, above the comparable quarter of 2007 due to an increase in average interest-bearing liabilities that was partially offset by a decline in interest rates paid. Average interest-bearing liabilities amounted to $427.9 million in the first quarter of 2008 and increased $101.6 million, or 31.1%, above the comparable quarter of 2007. The rate paid on interest-bearing liabilities for the first quarter of 2008 was 4.66%, which was a reduction of 16 basis points from the average rate paid in the comparable quarter of 2007.

The net interest margin of 3.33% for the first quarter of 2008 declined from 3.91% in the first quarter of 2007 due mainly to the 68 basis point decline previously noted in the yield on interest-earning assets, which was primarily related to prime-based commercial loans. This was partially offset by the 16 basis point decline noted above in the average rate paid on interest-bearing liabilities. The Federal Reserve has reduced fed funds by 300 basis points during the past six months which has generally reduced the yields on the Company’s prime-based commercial loans by a corresponding amount. However the interest rates paid for deposits have declined at a much slower pace due to competitive pricing by other financial institutions, resulting in a lower net interest margin.

The provision for loan losses amounted to $360,000 for the first quarter of 2008, due to our continued strong loan growth. At March 31, 2008, and December 31, 2007, the allowance for loan losses amounted to 1.40% of total gross loans.

Noninterest expense of $1.7 million for the current quarter increased by $245,000 or 16.6%, above the prior years’ comparable quarter of $1.5 million. The change was associated with increased staffing costs related to annual merit raises and higher cost fringe benefits, increased FDIC insurance expense related to higher assessment rates for member banks in July of 2007, a partial write-down of repossessed property, increased legal expense and a new loan production office that was opened in September of 2007 in Havertown, Pennsylvania.

Vito Pantilione, President and CEO for Parke Bancorp, Inc. stated “The current economic environment has created additional challenges for 2008. Despite the slower economy and the weak housing market, our business development efforts continue to pay dividends through continued loan growth, which amounted to a 6.3% increase for the current quarter. Credit quality remains strong for the Company and we continue to closely monitor our loan portfolio in light of current economic conditions. We are pleased that our Company’s growth and profitability supported a 15% stock dividend that is to be distributed April 18th to shareholders of record on April 7, 2008. This is this fifth stock dividend that the Company has announced since going public in 2002.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. In addition, Parke Bank opened a new loan production office in Havertown, Pennsylvania in 2007. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SELECTED FINANCIAL CONDITION DATA

	March 31,	December 31,	Change
	2008	2007	%
	(in thousands)	(in thousands)

Total assets	$509,950	$460,795	10.7%
Cash and cash equivalents	$26,157	$9,178	185%
Investment securities	$38,595	$32,238	19.7%
Loans receivable, net	$428,047	$402,683	6.3%
Deposits	$423,137	$379,480	11.5%
Other borrowings	$45,290	$40,322	12.3%
Stockholders’ equity	$37,236	$36,417	2.3%

SELECTED FINANCIAL RATIOS

	1st Quarter	1st Quarter
	2008	2007
Return on average assets	1.07%	1.34%
Return on average equity	13.88%	16.04%
Interest rate spread	2.86%	3.38%
Net interest rate margin	3.33%	3.91%
Efficiency ratio	40.90%	36.38%

SELECTED OPERATIONS DATA

	1st Quarter	1st Quarter
$ in thousands	2008	2007

Interest and dividend income	$8,887	$7,419
Interest expense	$4,956	$3,880
Net interest income	$3,931	$3,539
Provision for loan losses	$360	$500
Net interest income after
provision for loan losses	$3,571	$3,039
Non-interest income	$284	$527
Non-interest expense	$1,724	$1,479
Income before income taxes	$2,131	$2,086
Provision for income taxes	$832	$809
Net income	$1,299	$1,277

Basic income per share	$0.35	$0.35
Diluted income per share	$0.31	$0.31

Weighted shares – basic	3,699,969	3,609,547
Weighted shares – diluted	4,134,701	4,122,659

Note that basic and diluted shares shown above for 2008 and 2007 and the resulting calculation of earnings per share reflect the 15% stock dividend effective April 18, 2008.

ASSET QUALITY DATA

	March 31,	December 31,
	2008	2007
	(in thousands)	(in thousands)
Allowance for loan losses	$6,079	$5,706
Percentage of allowance for
loan losses of total loans	1.40%	1.40%
Non-accrual loans (1)	$524	$805
Impaired loans	$1,831	$1,996
Repossessed assets	$325	$400

(1) Non-accrual loans shown above are included in the impaired loan total

                             AVERAGE BALANCES, YIELDS AND RATES

	Three Months ended
	March 31, 2008			March 31, 2007
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Assets
Loans	$424,098,138	$8,223,612	7.80%	$331,391,970	$6,941,600	8.50%
Investment securities	37,168,529	555,870	6.02	28,574,797	386,217	5.48

Federal funds sold and money markets	13,998,029	108,272	3.11	6,990,581	91,182	5.29
Total interest-earning assets	475,264,695	$8,887,754	7.52	366,957,348	$7,418,999	8.20

Allowance for loan loss	(5,870,011)			(4,591,903)
Other assets	19,001,915			18,318,653
Total assets	$488,396,599			$380,684,098

Liabilities and Shareholders’ Equity
NOWs	13,480,748	94,264	2.81%	9,440,575	36,991	1.59%
Money markets	32,182,914	298,123	3.73	20,969,669	211,871	4.10
Savings	31,995,947	285,420	3.59	26,304,518	239,892	3.70
Time deposits	166,886,697	2,020,771	4.87	135,750,450	1,672,362	5.00
Brokered certificates of deposit	139,969,072	1,722,934	4.95	95,383,332	1,197,093	5.09
Total interest-bearing deposits	384,515,379	4,421,512	4.62	287,848,544	3,358,209	4.73
Borrowings	43,417,555	534,961	4.96	38,506,192	521,337	5.49
Total interest-bearing liabilities	427,932,934	$4,956,473	4.66	326,354,736	$3,879,546	4.82

Non-interest bearing demand deposits	19,039,726			18,797,878
Other liabilities	3,867,403			3,678,276
Shareholders' equity	37,556,536			31,853,207
Total liabilities and shareholders’ equity	$488,396,599			$380,684,098

Net interest income		$3,931,281			$3,539,453

Interest rate spread			2.86%			3.38%

Net interest margin			3.33%			3.91%